EXHIBIT 10.31

                              CONSULTING AGREEMENT

      This Consulting Agreement ("Agreement") is made, and is effective, this 3rd day of June, 2002, by and between Alexander von Streeruwitz, whose address is 2100 Hermitage Avenue, Silver Spring, MD 20902 (hereinafter sometimes referred to as "Consultant"), and Xynergy Corporation, whose address is 269 South Beverly Drive, Suite 938, Beverly Hills, California (hereinafter sometimes referred to as "Client").

                                    RECITALS:

      Whereas: Client desires to engage Consultant to render advisory and consulting services to Client; and

      Whereas: Consultant has certain experience relevant to business development and expansion that may be of benefit to the Client and is willing to provide advisory and consulting services to Client.

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, Client and Consultant agree as follows:

      1. Engagement. Client retains Consultant, and Consultant accepts engagement with Client, for an initial term of five months (one month credited, plus four months from the date first written above), under the terms and conditions set forth herein.

      2. Duties. Consultant will render advisory and consulting services to Client during the term of this Agreement, and will give Client the benefit of his special knowledge, skill, contacts and business experience to the extent relevant to the business activities of Client.

The Consultant's services shall include, but not be limited to:

      A) Providing advice and insight regarding current and future business operations

      B)    Introductions to corporate contacts that may benefit the company

      C) Analysis and feedback on potential acquisitions introduced to Client through other sources

      D)    Other consultation as needed by Client and able by Consultant

      3. Independent Contractor. Consultant is, and throughout the term of this Agreement shall be, an independent contractor and not an employee, partner or agent of Client. This Agreement calls for the performance of services by Consultant as an independent contractor, and Consultant shall not be considered an employee, partner or agent of Client for any purpose. Consultant shall be solely responsible for filing all tax returns and paying any applicable tax determined to be owed with respect to the payments received by Consultant pursuant to this Agreement.

      4. Confidential Information. Consultant hereby acknowledges that during the performance of this Agreement, Consultant may learn or receive confidential Client information.
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Therefore, Consultant confirms that all such information
relating to Client's business will be kept confidential by Consultant, except to the extent that such information is required to be divulged to Consultant's support staff, associates or others in order to enable Consultant to perform Consultant's obligations under this Agreement.

      5. Compensation or Payments to Consultant. Consultant shall be compensated or paid by Client as follows:

      A) Upon execution of this Agreement, the Company shall issue Consultant an option to acquire 500,000 shares of the Company's free-trading stock (S-8) at an exercise price of $0.05 per share. Company shall open an escrow account for sale of said shares, and upon receipt of monies for exercise of said options and purchase of shares; Company shall immediately, or within 3 business days; issue the shares.

Consultant may sell or re-assign the shares or options as allowable by law without prior approval of the client.

      6. Non-Exclusive Services. Client acknowledges that Consultant is engaged in various other business activities, including rendering advisory and consulting services to others. Client also agrees that this Agreement does not require any specific amount of time to be devoted by Consultant to rendering advisory and consulting services to Client. Likewise, Consultant acknowledges that Client is engaged in various other business activities, and has, and in the future may, retain other consultants to render to Client services similar to, or in addition to, those to be rendered by Consultant.

      7. Termination and Return of Materials. After the initial two year term, this Agreement shall continue on the same terms and conditions, except that it may be terminated at any time by either Client or Consultant, upon thirty (30) days written notice to the other party. Upon termination, Consultant must return to Client all materials and information received from Client. Any termination shall not terminate, or cease, the compensation or payments to be made to Consultant pursuant to Exhibit "A", for work already performed or completed by Consultant.

      8. Notices. Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested, or sent by recognized overnight courier service as follows:

         If to Client:       269 South Beverly Drive, Suite 938,
                             Beverly Hills, California

         If to Consultant:   2100 Hermitage Ave.
                             Silver Spring, MD 20902

      9. Disputes. Any dispute that arises between the parties with respect to the


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performance of this agreement shall be submitted to binding arbitration by the
American Arbitration Association, to be determined and resolved by that Association under its rules and procedures in effect at the time of submission, and the parties hereby agree to share equally in the costs of said arbitration. The final arbitration decision shall be enforceable through the courts of any state where either of the parties resides, is doing business, or has assets.

      10. Complete Agreement. This Agreement constitutes the final and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties whether oral or written.

      11. Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

      12. Severability. Should any provision of this Agreement be held unenforceable or invalid for any reason, the remaining provisions of this Agreement shall be unaffected by such holding; and the parties agree to mutually agree and execute an addendum to this Agreement which replaces the invalid or unenforceable provision with a valid and legal provision which nevertheless retains, as nearly as is legally possible and valid, the original meaning and spirit of the invalid or unenforceable provision.

      13. Governing Law. This Agreement shall governed and construed in accordance with the laws of the State of California.

      14. Amendment. This Agreement may be amended only by an instrument in writing signed by both parties hereto.

      IN WITNESS WHEREOF, the parties hereto, or their duly authorized officer(s), have signed this Agreement as of the date first above written. THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

Xynergy Corp.                               CONSULTANT


By: s/s Raquel Zepeda                       By:  s/s Alex von Steeruwitz
    -------------------                          --------------------------
Raquel Zepeda                               Alex von Steeruwitz


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